EXHIBIT 10.2

OPERATING AGREEMENT

OF

ETHANEX SOUTHERN ILLINOIS, LLC

DATED: September 20, 2006

ARTICLE VI.	RIGHTS AND DUTIES OF THE MEMBERS	9
6.1	Liability of Members	9
6.2	Indemnification	9
6.3	Business Opportunities	9
6.4	Company Books	10
6.5	Voting	10
6.6	Priority and Return of Capital	10
6.7	Pledge Restriction	10
ARTICLE VII.	CONTRIBUTIONS	10
7.1	Initial Contributions	10
7.2	Additional Capital Contributions	10
7.3	Capital Accounts	11
ARTICLE VIII.	ACCOUNTING METHOD, ALLOCATIONS, DISTRIBUTIONS	12
8.1	Method of Accounting	12
8.2	Allocations	12
8.3	Distributions	12
8.4	Special Allocations	13
ARTICLE IX.	RECORDS, TAX MATTERS, BANKING	14
9.1	Books and Records	14
9.2	Tax Matters	15
9.3	Bank Accounts	15
ARTICLE X.	SECURITIES LAWS MATTERS	15
10.1	Representations	15
10.2	Compliance with Securities Laws and Other State and Federal Law	16
ARTICLE XI.	ADMISSION OF ADDITIONAL MEMBERS AND MEMBERSHIP INTEREST TRANSFERS	16
11.1	Admission of Additional Members	16
11.2	Disposition	16
11.3	General Restrictions on Transfers	17
11.4	Right of First Refusal	17
11.5	Failure to Fully Exercise Options; Co-Sale	18
11.6	Drag Along Rights	19
11.7	Termination of Transfer Restrictions	19
11.8	Insolvency	19

ARTICLE XII.	DISSOLUTION AND WINDING UP	20
12.1	Dissolution	20
12.2	Effect of Dissolution	20
12.3	Distribution of Assets on Dissolution	21
12.4	Winding Up and Articles of Dissolution	21
ARTICLE XIII.	PROTECTION OF CONFIDENTIAL INFORMATION	21
13.1	Protection of Confidential Information	21
13.2	Exceptions	21
13.3	Use of Confidential Information	21
13.4	Return of Confidential Information	21
13.5	Access to Confidential Information	22
13.6	Proprietary Nature of Information	22
13.7	Company-Developed Technology	22
ARTICLE XIV.	AMENDMENT	23
14.1		23
ARTICLE XV.	MISCELLANEOUS PROVISIONS	23
15.1	Entire Agreement	23
15.2	Rights of Creditors and Third Parties under Operating Agreement	23
15.3	Notices	23
15.4	Execution of Additional Instruments	23
15.5	Construction	23
15.6	Headings	23
15.7	Waivers	23
15.8	Rights and Remedies Cumulative	23
15.9	Severability	24
15.10	Heirs, Successors and Assigns	24
15.11	Counterparts	24
ARTICLE XVI.	DEFINITIONS	24
16.1		24
EXHIBIT A	ETHANEX SOUTHERN ILLINOIS, LLC IDENTIFICATION OF SPECIFIC ITEMS	29
EXHIBIT B	ETHANEX SOUTHERN ILLINOIS, LLC INITIAL CAPITAL CONTRIBUTIONS	30
EXHIBIT C	ETHANEX SOUTHERN ILLINOIS, LLC CERTIFICATION OF MEMBERSHIP INTEREST	31

OPERATING AGREEMENT
OF
ETHANEX SOUTHERN ILLINOIS, LLC

THIS OPERATING AGREEMENT (the “Agreement”), dated this 20th day of September 2006, is adopted by and between all Members listed in Exhibit A to this Agreement, and Ethanex Southern Illinois, LLC, an Illinois limited liability company (the “Company”).

ARTICLE I. FORMATION

1.1  Organization. The Members have organized the Company as an Illinois limited liability company pursuant to the provisions of the Act.

THE MEMBERSHIP INTEREST OF ANY MEMBER IN THE COMPANY IS SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN ARTICLE XI OF THIS AGREEMENT. THE MEMBERSHIP INTERESTS HAVE BEEN ACQUIRED BY THE MEMBERS FOR INVESTMENT ONLY AND HAVE NOT BEEN REGISTERED UNDER ANY STATE SECURITIES LAWS OR UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED. NEITHER THE MEMBERSHIP INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF ARTICLE XI OF THIS AGREEMENT.

1.2  Agreement; Effect of Inconsistencies with Act. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members and the Company hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended according to its terms. It is the express intention of the parties that this Agreement shall be the sole source of agreement of the parties, and, except to the extent a provision of this Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Regulations or is expressly prohibited or ineffective under the Act, this Agreement shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment. The Members shall be entitled to rely on the provisions of this Agreement, and the Members shall not be liable to the Company for any action or refusal to act taken in good faith reliance on the terms of this Agreement. The Members hereby agree that the duties and obligations imposed on the Members as such shall be those set forth in this Agreement, which is intended to govern the relationship between the Company and the Members, notwithstanding any provision of the Act or common law to the contrary.

1.3  Name. The name of the Company shall be as set forth in Exhibit A and all business of the Company shall be conducted under that name with such variations and changes as the Members deem necessary, but in any case, only to the extent permitted by applicable law.

1.4  Term. The term of the Company shall be perpetual and shall not expire except in accordance with the provisions of Article XI of this Agreement and in accordance with the Act.

1.5  Registered Agent and Office. The Company’s registered agent and the registered office shall be as set forth in Exhibit A. The Members may, from time to time, change the registered agent or office through appropriate filings with the Illinois Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Members shall promptly designate a replacement registered agent or file a notice of change of address as the case may be. If the Members shall fail to designate a replacement registered agent or change of address of the registered office, a Member shall automatically become the registered agent and the registered office of the Company shall be located at the Member’s address.

1.6  Principal Office. The principal office of the Company shall be located as set forth in Exhibit A. The Company may locate its places of business and registered office at any other place or places, as the Members may from time to time deem advisable.

ARTICLE II. NATURE OF BUSINESS

2.1  The principal business of the Company is the construction and operation of an ethanol facility, as well as the manufacture, distribution, and sale of ethanol and ethanol-based products, and to engage in and take any necessary or ancillary action or conduct any lawful business concerning or related thereto. In addition, the Company may undertake and conduct any business activity that is authorized by the Act that the Members may from time to time deem to be in the best interest of the Company. The Company shall have all of the powers permitted by law.

ARTICLE III. NAME AND ADDRESS OF INITIAL MEMBERS

3.1  The names, addresses and federal identification numbers of the initial Members are as set forth in Exhibit A.

ARTICLE IV. MANAGEMENT

4.1  Management-General. The overall business and affairs of the Company shall be managed by the Manager, working under direction and authority of the Board of Directors (the “Board”). Except for situations or matters in which the approval of the Members is expressly required by this Operating Agreement or the non-waiveable provisions of the Act, the Manager shall manage and control the business affairs and properties of the Company, make all decisions regarding those matters, and perform any and all other acts or activities customary or incident to the management of the Company’s business. The Manager shall act in good faith and in a manner that the Manager reasonably believes to be in the best interests of the Company and its Members. The Manager may delegate to any Person such powers and responsibilities as the Manager may deem appropriate for the efficient operation of the business of the Company.

4.2  Management Powers and Responsibilities. Without limiting the generality of Section 4.1, but subject to the provisions of Section 4.4, and any other limitations in this Agreement, the Manager shall have the power and authority, on behalf of the Company:

(a)  to open accounts in the name of the Company with banks and other financial institutions, and designate and remove from time to time, at the discretion of the Manager, all signatories on such bank accounts;

(b)  to execute on behalf of the Company all instruments and documents including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company’s Property, assignments, bills of sale, leases and any other instruments or documents necessary to conduct the business of the Company;

(c)  to collect and receive all revenue, income and profits derived from the operation of the Company’s business, and to disperse Company funds for Company purposes to those Persons entitled to receive the same in accordance with this Agreement;

(d)  within the ordinary course of the Company’s business, to acquire, manage, hold, lease sell, exchange and otherwise dispose of real, personal or mixed Property, or interests therein, upon such terms and conditions as the Manager deems to be in the best interest of the Company;

(e)  to pay, on behalf of the Company, any organizational expenses incurred in the organization of the Company;

(f)  to make all reasonable and necessary expenditures with respect to the Property of the Company as the Manager deems to be in the best interest of the Company;

(g)  to invest any Company funds temporarily in time deposits, short-term governmental obligations, commercial paper or other investments;

(h)  to pay all taxes, licenses or assessments of whatever kind or nature imposed upon or against the Company, and for such purposes to file such returns and do all such other acts or things as may be deemed necessary or advisable by the Manager;

(i)  to purchase commercial general liability insurance and such other insurance coverage as the Board shall determine to be necessary or desirable to insure the Members or to protect the Company’s assets;

(j)  to employ, engage or contract with Persons in the operation and management of the Company’s business;

(k)  to employ accountants, legal counsel, consultants or other experts to perform services for the Company and to compensate them from Company funds;

(l)  to institute, prosecute, defend, settle, compromise and dismiss claims, lawsuits or other judicial or administrative proceedings, involving an amount in controversy of less than $50,000, brought by or on behalf of, or against the Company or the Members in connection with activities arising out of, or connected with, or incidental to this Agreement or the business of the Company; provided, however, that the Manager shall provide to the Board each calendar quarter or more often as requested by any Member, a description of any claim, lawsuit or judicial or administrative proceeding where the amount in controversy exceeds $10,000; and provided further that any Member may notify the Manager of a strategic interest in any claim, lawsuit or proceeding involving an amount in controversy of less than $50,000, in which case the institution, prosecution, defense, settlement, compromise or dismissal of the claim, lawsuit or proceeding and the engagement of legal counsel in connection therewith shall be subject to Section 4.6 below; and

(m)  to do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

4.3  Other Activities by Manager and Members. The duty of the Manager and Members to act on behalf of the Company shall be non-exclusive. The Manager shall not be required to devote full-time attention to the business of the Company and may have other business interests and may engage in other activities in addition to those relating to the Company provided that the Manager will manage and operate the business of the Company separately from the Manager’s other business interests. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or other activities of the Manager or Members or to the income or proceeds derived therefrom.

4.4  Reserved Powers. Notwithstanding any other provision of this Agreement, the Manager shall have no authority to and shall not cause or commit the Company to do any of the following without the express written consent of all Members holding at least eighty-five percent (85%) of the Membership Interests of the Company:

(a)  make annual capital expenditures which are not contemplated in the applicable Business Plan and which are in excess of $100,000 in the aggregate for any Fiscal Year;

(b)  enter into any agreement relating to merger, amalgamation, consolidation, reconstruction, demerger, joint venture, or acquisition of shares, debt, Membership Interests or assets of another Person;

(c)  engage in any new business that is outside the scope or mandate of the Company as set forth in Section 2.1, or establish, construct or close any plant or trading facilities or introduce any new product line or service offering, except to the extent contemplated in the applicable Business Plan;

(d)  dispose of, whether by sale, disposition or otherwise, all or a portion (which is material to the Company’s business or execution and implementation of the Business Plan) of the Company’s business and/or assets other than pursuant to arm’s length sales in the ordinary course of business;

(e)  enter into any contract or written agreement:

(i)  involving an amount to be paid by the Company over the life of the contract which is anticipated to be in excess of $100,000, other than any contract relating directly to the sale of products or the purchase of raw materials;

(ii)  outside of the ordinary course of the business of the Company;

(iii)  relating to the sale of products which is not contemplated in the applicable Business Plan; or

(iv)  relating to the purchase of raw materials which is not contemplated in the applicable Business Plan;

(f)  lend any funds of the Company (other than normal trade credit) to any Person, guaranty the obligations of another Person, indemnify another Person except in the ordinary course of business, or become a surety for the obligations of any Person;

(g)  mortgage, pledge, grant a security interest in, or otherwise encumber Property of the Company;

(h)  incur or refinance any indebtedness for money borrowed by the Company, whether secured or unsecured and including any indebtedness for money borrowed from a Member;

(i)  incur any liability or make any single expenditure or series of related expenditures in an amount exceeding $100,000 in the aggregate in any Fiscal Year, except as contemplated in the applicable Business Plan;

(j)  amend, modify or revoke this Agreement or any other organizational or governing documents of the Company, any Related Agreement, or the Business Plan;

(k)  redeem any Membership Interests, incorporate or issue any securities in the Company, establish any subsidiary company, or invest in another Person;

(l)  change the Company’s name;

(m)  authorize the Company to make an assignment for the benefit of creditors, file a petition in bankruptcy, or consent to the appointment of a receiver for the Company or its assets;

(n)  institute, prosecute, defend, settle, compromise or dismiss any claim, lawsuit, or judicial or administrative proceeding involving an amount in controversy in excess of $50,000 brought by or on behalf of, or against, the Company or the Members in connection with activities arising out of, or connected with or incidental to this Agreement or the business of the Company;

(o)  substantially reduce, increase or otherwise modify the Company’s insurance program;

(p)  determine, establish or substantially modify the Company’s accounting policies or practices;

(q)  except as provided in the Related Agreements, acquire, license, sell, transfer, or otherwise grant or dispose of any right or interest to or from any Person of any rights in intellectual property, patents, trademarks, know-how and other technology;

(r)  change the compensation or benefits payable or to become payable to any present or former employee, sales person, consultant or agent, or to which such Persons are or may become entitled, outside the ordinary course of the Company’s business, except for such changes as may be required by any law, regulation, ordinance or decree;

(s)  change any management or other similar fees or royalties or other similar payments paid or payable to a Member;

(t)  admit any Person to the Company as a Member, or determine the terms and conditions of such admission;

(u)  voluntarily dissolve, wind-up or liquidate the Company;

(v)  do any act that is unrelated to the purpose of the Company or that otherwise contravenes any provision of this Agreement; or

(w)  take any action or execute any instrument which, by another express provision of this Agreement, requires the approval of the Members or the Board.

4.5  President/CEO. Subject to the approval of the Board, the Manager shall have the right to appoint a President/CEO of the Company who shall be a full time employee of and compensated by the Company. The initial President/CEO shall be determined at the first meeting of the Board of Directors, who shall serve in such capacity until resignation or removal by action of a majority of the Board. The President/CEO shall report to the Manager and shall supervise, administer and manage the day-to-day business affairs of the Company. Notwithstanding the foregoing, and subject to the limitations set forth in Section 4.4, the President/CEO shall:

(a)  effectuate this Agreement and the regulations and decisions of the Members and the Board of Directors;

(b)  direct and supervise the day-to-day operations of the Company;

(c)  within parameters set by a majority vote of the Board, establish such charges for services and products of the Company as may be necessary to provide adequate income for the efficient operation of the Company;

(d)  within the budget established by the Board, set and adjust wages and rates of pay for all personnel of the Company and shall appoint, hire and dismiss all personnel and regulate their hours of work;

(e)  set and adjust reimbursable rates and costs to be paid to the Members by the Company when such Member or its staff is engaged in Company business;

(f)  keep the Board, the Manager, and Members advised in all matters pertaining to the day-to-day operations of the Company, the services rendered, the products provided, operating income and expenses, the financial position of the Company, and, to this end, the President/CEO shall prepare and submit a report to the Board at each regular meeting and at other times as may be directed by the Board;

(g)  within parameters set by the Manager, execute on behalf of the Company all instruments and documents, including checks, drafts, notes and other negotiable instruments and deposit the same into bank accounts approved by the Manager;

(h)  specifically refer all issues of a legal nature that arise in the operation of the Company’s business immediately to legal counsel approved by the Board, so as not to compromise the position of the Company, Members or Board;

(i)  refer all claims potentially covered by the Company’s insurance policies so as to not jeopardize insurance coverage on any such claims; and

(j)  do and perform all other authorized acts as may be approved by the Board and as are necessary or appropriate to the conduct of the Company’s business.

4.6  Liability for Certain Acts. The Manager shall exercise its business judgment in managing the business, operations and affairs of the Company. Unless fraud, deceit, gross negligence, willful or wanton misconduct, a wrongful taking by the Manager, or a breach of the Manager’s fiduciary duty, shall be proved by a non-appealable court order, judgment, decree or decision, the Manager shall not be liable or obligated to the Company or Members for any mistake of fact or judgment or for the doing of any act or the failure to do any act by the Manager in conducting the business, operations and affairs of the Company, which may cause or result in any loss or damage to the Company or its Members. The Manager does not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. The Manager shall not be responsible to any Members because of a loss of their investments or a loss in operations, unless the loss shall have been the result of fraud, deceit, gross negligence, willful or wanton misconduct, a wrongful taking by the Manager, or a breach of the Manager’s fiduciary duty, provided as set forth in this Section 4.6. The Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

4.7  Resignation. The Manager and the President/CEO of the Company may resign at any time by giving written notice to the Board. The resignation of the Manager or President/CEO shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of the Member.

4.8  Removal. The Manager may be removed at any time by the affirmative vote of the Members holding no less than eighty-five percent (85%) of the Membership Interests of the Company. The President/CEO may be removed at any time upon the majority vote of the Board. The removal of the Manager who is also a Member shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of the Member.

4.9  Compensation of Manager. The Manager shall be reimbursed all reasonable expenses incurred in managing the Company and may be entitled to reasonable compensation, in an amount to be determined from time to time by the affirmative vote of the Members holding a majority of the Membership Interests.

ARTICLE V. BOARD OF DIRECTORS

5.1  Number and Tenure. The Board shall initially consist of five (5) persons (each a “Director”): two (2) of whom shall be representatives of Ethanex, two (2) of whom shall be representatives of Star, and one (1) who shall be appointed by Ethanex and Star, jointly. Decisions of the Board shall be made majority vote, with each member of the Board exercising one vote. In order to constitute a quorum, at lease one representative of each Member must be present during Board meetings. The total number of Directors on the Board may be increased or decreased by the unanimous vote of the Members. Each Director shall hold office until his successor shall have been appointed by the applicable Member(s). Directors need not be residents of the State of Illinois.

5.2  Chairman of the Board. One of the Directors serving on the Board shall serve as Chairperson of the Board. The Chairperson of the Board also shall serve as the Manager of the Company. The initial Chairperson of the Board shall be appointed by Ethanex. The Chairperson shall preside over all Board meetings. In the event of a deadlock concerning an issue to be resolved by the Board, the Chairperson shall cast the deciding vote.

5.3  Meetings. The Board shall meet on a quarterly basis, or more often as necessary, at a time and place to be determined by the Members. Any Member, in its discretion, may call for a meeting of the Board upon ten (10) business days prior written Notice.

5.4  Telephone Meetings. Board representatives may participate in Board meetings by means of telephone conference or similar communications equipment, and such participation in a telephone conference shall constitute presence in person at such meeting.

5.5  Action by Written Consent. Any action required or permitted to be taken by the Board, either at a meeting or otherwise, may be taken without a meeting provided that all representatives consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board; and provided further that written notice of the action to be taken by written consent will be given to all Members at least forty-eight (48) hours prior to the intended effectiveness of any such action.

5.6  Minutes of Meetings. The decisions and resolutions of the Board will be reported in minutes, which will state the date, time and place of the meeting (or the date of the written consent in lieu of a meeting), the Board members present at a meeting, the resolutions put to a vote (or the subject of a written consent) and the results of such voting (or written consent). The minutes will be entered in a minute book kept at the principal office of the Company and a copy of the minutes will be provided to each Member.

5.7  Business Plan. After soliciting input from the Members, the President/CEO shall prepare and submit to the Board (no later than October 1 of each year) for approval by unanimous vote of the Board an annual business plan (the “Business Plan”) for the succeeding year consistent with the purpose of the Company as set forth in Section 2.1. The Board shall review the draft Business Plan and offer any revisions thereto as promptly as commercially practicable after receipt and in any event prior to December 1. At a minimum, the Business Plan shall contain:

(i)  the estimated receipts and expenditures (capital, operating and other) of the Company in sufficient detail to provide an estimate of cash flow, capital proceeds and other financial requirements of the Company for such year;

(ii)  information concerning the strategic direction of the Company;

(iii)  strategic and tactical marketing plans and initiatives;

(iv)  plans and initiatives to solicit new customers and accounts, and to retain existing customers and accounts;

(v)  information on an overall Company basis respecting material proposed changes to the Company’s employee salaries, benefits and policies; and

(vi)  such other information or other matters necessary or desirable in order to inform the Board of the Company’s business and to enable the Board to make an informed decision with respect to approval of such Business Plan.

After the final Business Plan has been approved by unanimous vote of the Board, the Manager shall implement the Business Plan. If the Board is not able to agree on a Business Plan for any year, then, until such time as the Board agrees on the Business Plan for such year, the Business Plan for the previous year shall continue to apply to the business and affairs of the Company.

ARTICLE VI. RIGHTS AND DUTIES OF THE MEMBERS

6.1  Liability of Members. Each Member’s liability shall be limited as set forth in the Act and other applicable law. A Member will not personally be liable for any debts or losses of the Company beyond the Member’s respective Capital Contributions, except as otherwise provided herein or required by law.

6.2  Indemnification. The Company shall indemnify the Members, and their respective agents for all costs, losses, liabilities, and damages paid or accrued in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of Illinois. In addition, upon written request, the Company may advance costs of defense of any legal proceeding to the Members or any other agent, prior to the conclusion of the matter and as such costs are incurred.

6.3  Business Opportunities. The initial Members acknowledge that the Company is not intended to be the exclusive vehicle for either party to participate in the ethanol industry. To the extent the initial Members can pursue, engage in or invest in other business opportunities relating to the manufacture, distribution and sale of ethanol and ethanol-based products and corn and corn-based products without a breach of their respective obligations to the Company under this Agreement and any Related Agreement, they are free to do so.

6.4  Company Books. In accordance with Section 9.1 herein, the Manager shall maintain and preserve, during the term of the Company and for three (3) years after dissolution, all accounts, books and relevant Company records. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting Member’s expense.

6.5  Voting. Except as otherwise provided in this Agreement, each Member shall have one vote for each one percent of the Member’s Membership Interest outstanding. Therefore, the total individual votes for all Members available to be cast at any one time will be one hundred (100). A majority vote consisting of over 50% will be required.

6.6  Priority and Return of Capital. Except as may be expressly provided elsewhere in this Agreement, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses or Distributions; provided, however, that this Section 6.6 shall not apply to operating and other loans (as distinguished from Capital Contributions and Member loans) which a Member has made to the Company or to another Member.

6.7  Pledge Restriction. Each Member agrees that no Member shall be permitted to pledge their Membership Interest as collateral for any loan or financial obligation without the vote or consent of holders of eighty-five percent (85%) of the Membership Interests in the Company.

ARTICLE VII. CONTRIBUTIONS

7.1  Initial Contributions. The initial Members shall make the Initial Capital Contributions described on Exhibit B at the time and on the terms specified on Exhibit B and shall perform that Member’s Commitment. The value of the Initial Capital Contributions shall be as set forth on Exhibit B. No interest shall accrue on any Initial Capital Contribution and the Members shall not have the right to withdraw or be repaid any Initial Capital Contribution except as provided in this Agreement.

7.2  Additional Capital Contributions.

(a)  No Member shall be responsible for, or obligated to provide for, capital requirements and expenses of the Company in excess of their Initial Capital Contribution.

(b)  Upon the vote of Members holding eighty-five percent (85%) of the Membership Interests of the Company, the Manager may request Additional Capital Contributions from each Member by way of written notice stating the amount of additional funds required, the purpose therefore, and the date upon which Additional Capital Contributions may be made by each Member. Each Member shall have the right to make their pro rata share of the Additional Capital Contribution in accordance with their Membership Interest at the time specified in such notice. If any Member does not make the full amount of their share of a requested Additional Capital Contribution within ten (10) days after the expiration of the time specified in such notice, the Manager shall send a written notice to each Member specifying the amount not contributed (the “Non-Contribution Notice”). Each Member shall have the right to make the Additional Capital Contribution requested from the non-contributing Member on a pro rata basis in accordance with their Membership Interests or as they otherwise agree by sending a written notice to the Manager within (5) days of the Member’s receipt of the Non-Contribution Notice indicating the Member’s interest to contribute a portion of the non-contributing Member’s Additional Capital Contribution. (the “Portion Notice”). The value of the Membership Interest for the Additional Capital Contribution made by a Member shall be based on the lower of the Company’s Net Book Value or its fair market value as reasonably determined by the Board in its sole discretion immediately preceding the Additional Capital Contribution. If the Board determines that the Company needs additional funds, but determines not to request Additional Capital Contributions, the Board may cause the Company to borrow such funds from any Person, including any Member, upon such terms and conditions as may be agreed to at the time. No such loan to the Company from a Member shall be deemed to constitute a Capital Contribution to the Company and shall not increase the Capital Account of the Member making the loan.

7.3  Capital Accounts.

(a)  A separate Capital Account will be maintained for each Member. Each Member’s Capital Account will be increased by (1) the amount of money contributed by such Member to the Company, including Additional Capital Contributions; (2) the value, as agreed by the Board, of Property contributed by such Member to the Company (net of liabilities secured by such contributed Property that the Company is considered to assume or take subject to under Section 752 of the Code); and (3) the amount of Net Profits allocated to such Member. Each Member’s Capital Account will be decreased by (1) the amount of money distributed to such Member by the Company; (2) the value, agreed by the Board, of Property distributed to such Member by the Company (net of liabilities secured by such distributed Property that such Member is considered to assume or take subject to under Section 752 of the Code); and (3) the amount of Net Losses allocated to such Member.

(b)  In the event of a permitted sale or exchange of a Membership Interest in the Company pursuant to the terms of this Agreement, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest.

(c)  The manner in which Capital Accounts are to be maintained pursuant to this Section 7.3 is intended to comply with the requirements of Code Section 704(b) and the Regulations promulgated thereunder and this Agreement shall be considered amended to the smallest degree possible in order to comply with Code Section 704(b) and the regulations thereunder.

(d)  Upon liquidation of the Company (or any Member’s Membership Interest), liquidating distributions shall be made pursuant to Section 8.3(c). Liquidation proceeds will be paid as reasonably determined by the Manager.

ARTICLE VIII. ACCOUNTING METHOD, ALLOCATIONS, DISTRIBUTIONS

8.1  Method of Accounting. The Net Profits and/or Net Losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis under the method of accounting as set forth in Exhibit A.

8.2  Allocations.

(a)  Net Profits and credits earned by the Company for each Fiscal Year attributable to the operations of the Company shall be allocated to the Members in accordance with the Membership Interest identified in Exhibit C and shall be credited to each Member’s Capital Account (exclusive of credits) in accordance with the following:

(i)  First, if the Capital Account of any Member has a negative balance, Net Profits shall be credited to each Member having a negative Capital Account balance in an amount equal to the negative Capital Account balance, in the ratio that the Member’s negative Capital Account balance bears to the aggregate negative Capital Account balances of the Members having negative Capital Account balances;

(ii)  Second, if previous cumulative Net Losses have been incurred, Net Profits will be allocated pro rata in proportion to the amount of cumulative Net Losses allocated to each Member; and

(iii)  Thereafter, to all Members pro rata in proportion to their relative Membership Interest in effect as of the effective date of the allocation, except that for any Fiscal Year which has any changes in the Membership Interests, the allocation will be calculated using the per share per day method as provided for in the Code.

(b)  After giving effect to the allocations provided for in the provisions of this Agreement covering special allocations and curative losses, all Net Losses of the Company for each Fiscal Year shall be allocated first to the Members in an amount equal to the Net Profits previously credited to the Members (and not previously reduced by this Section) and second to all Members and shall be charged to the Members’ Capital Accounts pro rata in proportion to their relative Membership Interest in effect as of the effective date of the allocation, except that for any Fiscal Year which has any changes in the Membership Interests, the allocation will be calculated using the per share per day method as provided for in the Code. Notwithstanding the foregoing, in no event shall any such loss be allocated to a Member, to the extent that it would result in such Member having a negative Capital Account balance, if any other Member has a positive Capital Account balance. The foregoing reallocation of losses to a Member with a positive Capital Account balance shall remain in effect only until all Members have Capital Account balances of zero. If all Members have Capital Account balances of zero and any Member has made a loan to the Company which remains outstanding at the end of any Fiscal Year, net losses shall be allocated first, on a pro rata basis, to each Member whose loan remains outstanding up to the aggregate amount of the loan balance.

8.3  Distributions.

(a)  Except as provided in Section 8.3(d) and except as required in Section 8.3(a)(iii), distributions of Distributable Cash attributable to operations of the Company shall be made at such time as determined by the Board and which is not, in the reasonable opinion of the Board, necessary to conduct the Company’s business. Except as expressly provided herein, no Member shall have priority over any other Member, either as to distributions or the return of Capital Contributions other than what is provided by this Section 8.3. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section 8.3. All distributions of Distributable Cash attributable to operations of the Company shall be made as follows, unless otherwise agreed to by the Members:

(i)  First, if cumulative Net Profits from inception of the Company exist at the end of any calendar year, to the Members, in proportion to their Membership Interests;

(ii)  Second, to all Members pro rata to the amount of Net Profits allocated to the Members per Section 8.2 net of the distribution made in Section 8.3(a)(i);

(iii)  Third, to all Members pro rata in proportion to the sums of their respective Initial Capital Contributions and any Additional Capital Contributions, until the full amount of all Initial and Additional Capital Contributions shall have been returned to all Members; and

(iv)  Thereafter, to all Members pro rata in proportion to the relative Membership Interest they hold, in effect as of the effective date of the distribution.

(b)  Except as expressly provided in Section 8.3(a) or as a result of the application of Section 8.4, no distributions which are disproportionate to a Member’s Membership Interest are permitted without the approval of Members holding eighty-five percent (85%) of the Membership Interests, and then, only after the Members take into consideration the potential future impact on Sections 8.2 and 8.3 and concluding their consideration with a written summary of the Members’ decision.

(c)  In the event of the liquidation of the Company, distributions to Members shall be made, after the allocations described in Section 8.2 and to the extent such distributions were not previously made pursuant to Section 8.3(a), on a pro rata basis to all Members based on the Membership Interest they hold, in effect as of the effective date of the distribution.

(d)  No distribution shall be declared and paid unless, after the distribution is made, the book value of the assets of the Company is in excess of all liabilities of the Company, except liabilities to Members on account of their contributions. For any kind of distribution, a Member, irrespective of the nature of their Capital Contribution, has the right to demand and receive only cash as compared to demanding the distribution of any specific asset of the Company.

8.4  Special Allocations.

(a)  Except as otherwise provided in this Agreement, special allocations will be made as permitted and/or required by the Code.

(b)  Items of income, gain, loss, deduction, credit and tax preference for state and local income tax purposes shall be allocated to and among the Members in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Article VIII.

ARTICLE IX.   RECORDS, TAX MATTERS, BANKING

9.1  Books and Records. The Manager, at the expense of the Company, shall maintain the following books and records at the principal office or at the offices of the Company’s attorneys:

(a)  A list of the full name and address of each Member, both past and present;

(b)  A copy of the Articles of Organization for the Company, and all amendments thereto;

(c)  Copies of the currently effective Agreement and all amendments thereto, copies of any prior Agreement no longer in effect, and copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, Property, or services;

(d)  Copies of the Company’s federal, state and local income tax returns and reports (or the portions of the returns of others showing the taxable income deductions, gain, loss, and credits of the Company), if any, for the three most recent years;

(e)  Copies of the financial statements of the Company, if any for the three (3) most recent years;

(f)  Minutes of every meeting of the Board or the Members;

(g)  Any written consents obtained from Members or the Board for actions taken by the President/CEO or actions taken by the Members or the Board of Managers without a meeting; and

(h)  If not set forth in this Agreement, a writing or other data compilation from which information can be obtained through retrieval devices into a reasonably usable form setting forth the following:

(i)  The amount of cash and a description and statement of the agreed value of the other Property or services contributed by the Members and which the Members have agreed to contribute;

(i)  The times at which or events on the happening of which any additional Commitments agreed to be made by the Members are to be made;

(ii)  Any right of a Member to receive, or of the Company to make, distributions to a Member which include a return of all or any part of the Member’s Capital Contribution or distributions in kind; and

(iii)  Any events upon the happening of which the Company is to be dissolved and its affairs wound up.

9.2  Tax Matters. The Manager shall cause the accountants for the Company to prepare and timely file all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. The Manager shall instruct the Company’s accountants to prepare and deliver all necessary tax returns and information to each Member within ninety (90) days following the end of each year. The Manager is hereby designated as the Tax Matters Partner as defined in Section 6231 of the Code and shall be authorized and required to represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Partner and each Member shall use their reasonable efforts to comply with the responsibilities outlined in the Code (and regulations promulgated thereunder), and in doing so shall incur no liability to each other.

9.3  Bank Accounts. All funds of the Company shall be deposited in the name of the Company in an account or accounts maintained with such bank or banks selected by the Manager. Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by authorized Persons on behalf of the Company.

ARTICLE X.   SECURITIES LAWS MATTERS

10.1  Representations. Each Member, by executing this Agreement, hereby represents and warrants to the Company and to each Member that such Member:

(a)  Is aware that the acquisition of their Membership Interest in the Company has not been registered under the Securities Act of 1933, as amended, or registered or qualified under the securities laws of any state;

(b)  Is acquiring the Membership Interest in their own name and solely for their own account (or for a trust account if a trustee) and not for the account of any other person;

(c)  Is acquiring their Membership Interest for the purpose of investment only, and not with a view to or for sale in connection with any distribution of such Membership Interest;

(d)  Understands that any Disposition of their Membership Interest is limited by this Agreement and in any event may not be effected unless the Disposition is registered and qualified under applicable securities laws, or is eligible for an exemption from registration and qualification, and, except as expressly provided otherwise herein, that no understanding has been made with regard to registering or qualifying such Membership Interest in the future;

(e)  Understands that any certificate or other document which evidences their Membership Interest in the Company may bear one or more restrictive legends stating that the Membership Interest evidenced therein has not been registered under the Securities Act of 1933, as amended or qualified under any securities laws;

(f)  Is capable of evaluating, through their own knowledge and experience in financial and business matters, the merits and risks of this investment and of protecting their own interest in connection with this investment;

(g)  Is able to bear the economic risk of the loss of their Membership Interest;

(h)  Has not seen or received any advertisement or general solicitation with respect to the sale of the Membership Interest;

(i)  Acknowledges that the Company has given him the opportunity to obtain any information and ask questions concerning the Company, Membership Interest in the Company, and their investment, and to the extent that he or she availed himself or herself of that opportunity, he or she has received from the Company satisfactory information and answers; and

(j)  Acknowledges that the Company and each Member are relying on the foregoing representations.

10.2  Compliance with Securities Laws and Other State and Federal Law. Notwithstanding the other provisions of this Article X, no Member may transfer their Membership Interest in the Company unless such Member provides to the remaining Members such evidence and assurances as the remaining Members, may reasonably request, including but not limited to an opinion of counsel satisfactory to the Members that the transfer of such Membership Interest:

(a)  Shall not cause a termination of the Company under any applicable federal or state law;

(b)  Shall not violate any applicable state or federal securities laws; and

(c)  Shall be accomplished in compliance with the registration requirements of all applicable state and federal securities law or pursuant to an applicable exemption there from, and that all such filings or other actions necessary to effect any such transaction have been undertaken or will have been undertaken prior to, or concurrent with, the transfer.

ARTICLE XI.   ADMISSION OF ADDITIONAL MEMBERS AND MEMBERSHIP INTEREST TRANSFERS

11.1  Admission of Additional Members. The Members, by unanimous vote may admit Additional Members and determine the Capital Contributions and/or Commitments and the corresponding allocated Membership Interest of such Additional Members. As a condition of admission, any Additional Member shall agree to be subject to all the terms and conditions of this Agreement by signing the original Agreement maintained by the Company.

11.2  Disposition. The Membership Interest of any Member is transferable either voluntarily or by operation of law, subject to the provisions of this Article XI. Upon a transfer of a Member’s Membership Interest in compliance with this Article XI, the transferee shall be admitted as an Additional Member without further action at the time the transfer is completed, subject to the condition of admission required by Section 11.1.

11.3  General Restrictions on Transfers.

(a)  Except as otherwise provided in this Agreement, no Member may, without the written consent of all Members, Dispose of a Membership Interest in the Company. For purposes of this Agreement, a transfer of a Membership Interest in the Company shall include any Disposition of all or a portion of a Membership Interest in the Company. Any purported Disposition or gift of all or a portion of a Membership Interest made in violation of this Agreement shall be void as against the Company and the other Member, and the transferring or gifting Member shall indemnify and hold the Company and the other Member harmless from and against any and all loss, damage or expense (including, without limitation, tax liabilities or loss of tax benefits) incurred or suffered by the Company or other Member and arising directly or indirectly as a result of any Disposition or gift, or purported Disposition or gift, in violation of this Article XI.

(b)  Notwithstanding anything in this Agreement to the contrary, a Disposition shall be void if, in the opinion of counsel to the Company, the Disposition would:

(i)  Cause a termination of the Company under any applicable federal or state law or deemed termination of the Company under any applicable federal or state income tax law; or

(ii)  Not be accomplished in compliance with the registration requirements of all applicable state and federal securities laws or pursuant to an applicable exemption there from.

11.4  Right of First Refusal.

(a)  In the event that a Member (“Selling Member”) desires to Dispose of all (but not less than all) of its Membership Interest (the “Offered Interest”) to any Person other than a current Member (the “Offeror”), the proposed Disposition shall not be permitted unless the Selling Member shall afford the Company and the other Members a right of first refusal pursuant to this Section 11.4.

(b)  Before Disposing of its Offered Interest in the Company, the Selling Member must provide to the Company and other Members at least thirty (30) days (the “Notice Period”) prior written notice (the “Disposition Notice”) of its intention to Dispose the Offered Interest. In the Disposition Notice, the Selling Member shall specify: (i) the price at which the Offered Interest is proposed to be sold or transferred (the “Offering Price”), which may not consist of consideration other than cash and/or promissory notes, (ii) the portion of their Membership Interest to be sold, (iii) the identity of the proposed Offeror or transferee, and (iv) any other material terms of the proposed Disposition.

(c)  The Manager may elect, on behalf of the Company, within the first five (5) days of the Notice Period, to purchase the Offered Interest to be disposed of by the Selling Member at the Offering Price. The terms and conditions of the purchase by the Company shall be the terms and conditions of the proposed Disposition as set forth in the Disposition Notice. If the Company elects not to purchase the Offered Interest, the Company shall notify each non-selling Member. The notice shall state that the Company did not exercise its option to purchase the Offered Interest.

(d)  If the Company elects not to purchase the Offered Interest, the Offered Interest, may be purchased by the non-selling Member on the same terms and at the same price available to the Company. The non-selling Member must give written notice to the Disposing Selling Member of the exercise of their option to purchase the Offered Interest before the expiration of the Notice Period. Alternatively, each non-selling Member may within the same 30-day period, notify the Manager of its desire to participate in the sale of that Member’s Membership Interest on the terms set forth in the Disposition Notice.

(e)  If neither the Company nor the non-selling Member shall have elected to purchase the entire Offered Interest covered by the Disposition Notice as provided in the foregoing subsections of this Section 11.4, the Selling Member may sell to Persons other than the Company and the non-selling Member, provided that any Disposition must be made on the terms and conditions and to the party specified in the Disposition Notice.

(f)  Unless otherwise agreed, the closing of any sale of a Membership Interest shall take place at the Company’s principal office. Once transferred, the Membership Interest shall be subject to all of the terms and conditions of this Agreement, and any third party purchaser shall agree to be bound by the terms and conditions of the Agreement as a condition concurrent with the transfer of the Membership Interest by signing the original Agreement maintained by the Company.

11.5  Failure to Fully Exercise Options; Co-Sale.

(a)  If the Company and the non-selling Members do not exercise their options to purchase the Offered Interest within the period described in this Agreement (the “Option Period”), then all options of the Company and the non-selling Members to purchase the Offered Interest, whether exercised or not, shall terminate, but each Member which has, pursuant to Section 11.4, expressed a desire to sell its Membership Interests in the transaction (a “Participating Member”), shall be entitled to do so pursuant to this Section. The Company shall promptly, on expiration of the Option Period, notify the Selling Member of the Participating Members wishing to sell. The Selling Member shall use commercially reasonable efforts to interest the Offeror in purchasing, in addition to the Offered Interest, the Membership Interests of the Participating Members. If the Offeror does not wish to purchase, in addition to the Offered Interest, the Membership Interests made available by the Participating Members, then each Participating Member and the Selling Member shall be entitled to sell, at the price and on the terms and conditions set forth in the Disposition Notice, a portion of the Membership Interests being sold to the Offeror, in the same proportion as such Selling Member or Participating Member’s ownership of Membership Interests bears to the aggregate Membership Interests owned by the Selling Member and the Participating Members. The transaction contemplated by the Disposition Notice shall be consummated not later than sixty (60) days after the expiration of the Option Period.

(b)  The proceeds of any sale made by the Selling Member without compliance with the provisions of this Section 11.5 shall be deemed to be held in constructive trust in such amount as would have been due the Participating Members if the Selling Member had complied with this Agreement.

11.6  Drag Along Rights.

(a)  In the event that an offer is made to all the Members of the Company which provides for the acquisition (either by way of a purchase, amalgamation, arrangement, corporate reorganization or other means of a merger or acquisition) by a Qualified Offeror (as defined below), of all (but not less than all) of the then outstanding Membership Interests upon the same terms and conditions (including price, if applicable) to all the Members; and the third party offer has been irrevocably accepted by Members in respect of not less than sixty-six and two thirds percent (66 2/3%) of the then issued and outstanding Membership Interests held by all Members, then any Member who has not accepted the offer (an “Objecting Member”) shall, subject to the provisions of this Section 11.6, be deemed to have done so upon being notified by such Qualified Offeror of the names of Members who have irrevocably accepted such offer and the number of Membership Interests in respect of which they have accepted the offer, provided that any Selling Member who has accepted such third party offer in respect of its Membership Interests has first complied with Section 11.4 of this Agreement. For purposes hereof, a “Qualified Offeror” shall be deemed a Person which (a) has no affiliation with, is not directly or indirectly materially owned or controlled by, does not directly or indirectly materially own or control, and has no interlocking directors with, a Member; (b) is not a material customer, supplier, distributor or creditor of or to a Member or an Affiliate thereof; and (c) has not engaged, is not currently engaged, and to such Member’s knowledge has no present intention to engage, in any material transaction with a Member within one year before or after the date such offer is made.

11.7  Termination of Transfer Restrictions. This restrictions on the transfer of Membership Interests set forth in this Article XI shall terminate upon the earlier of the following events:

(a)  The sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise (except a merger or consolidation in which the holders of Membership Interests of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 80% by voting power of the Membership Interests of the surviving corporation); or

(b)  The closing of the Company’s IPO.

11.8  Insolvency. Upon the insolvency, as hereinafter defined, of any Member, the Company, or if the Company declines, any Member on a pro rata basis may, within ninety (90) days after such insolvency, elect to purchase the Membership Interest of the insolvent Member. The purchase price shall be the reasonable fair market value of the Company, as determined by the Board in their sole discretion, multiplied by the Membership Interest to be purchased, and adjusted for usual and customary discounts for lack of marketability and minority interest. Any liabilities or indebtedness of the insolvent Member to the Company or any other Member shall be paid by the insolvent Member at the closing. A Member shall be deemed to have become insolvent for purposes of this Section 11.8 if any of the following events shall occur:

(a)  Said Member shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for himself under the present or any future federal bankruptcy act or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of said Member or of all or any substantial part of their properties or their Membership Interest in the Company (the phrase “acquiesce in the appointment” being deemed to include, without limitation, failure to file a petition or motion to vacate or to discharge any order, judgment or decree providing for such appointment within ten (10) days after such appointment); or

(b)  A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against said Member seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency or other relief for debtors, and said Member shall acquiesce in the entry of such order, judgment or decree (the phrase “acquiesce in the appointment” being deemed to include, without limitation, failure to file a petition or motion to vacate or to discharge any order, judgment or decree within ten (10) days after the entry of such order, judgment or decree), or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of said Member or all or any substantial part of their Property or their Membership Interest in said Company shall be appointed without the consent or acquiescence of said Member or such appointment shall remain unvacated and unstayed for an aggregate of ninety (90) days (whether or not consecutive); or

(c)  Said Member shall admit in writing of their inability to pay their debts as they mature; or

(d)  Said Member shall give notice to any governmental body of insolvency or pending insolvency; or

(e)  Said Member shall make an assignment of their pro rata share of the assets and profits of the Company for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

ARTICLE XII. DISSOLUTION AND WINDING UP

12.1  Dissolution. The Company shall be dissolved and its affairs wound up at such time as the Members may determine.

12.2  Effect of Dissolution. Upon dissolution, the Company shall cease carrying on its normal business operations. However, the Company will not be terminated until the winding up of the affairs of the Company is completed and the Articles of Dissolution have been filed with the Illinois Secretary of State in accordance with the Act.

12.3  Distribution of Assets on Dissolution. Upon the winding up of the Company, the Company Property shall be distributed:

(a)  To creditors, including any Member if it is a creditor, to the extent permitted by law, in satisfaction of Company liabilities;

(b)  To all the Members, considering that such distribution may be in cash or Property or partly in both, as determined by the Members.

12.4  Winding Up and Articles of Dissolution. The winding up of the Company shall be completed when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefore has been made, and all of the remaining Property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, Articles of Dissolution shall be executed and filed with the Illinois Secretary of State in accordance with the Act.

ARTICLE XIII. PROTECTION OF CONFIDENTIAL INFORMATION

13.1  Protection of Confidential Information. Without the express prior written approval of all Members, each Member agrees to hold in strict confidence and not to disclose to any Person any Confidential Information (whether during the term of the Company or after termination of the Member’s association with the Company).

13.2  Exceptions. Notwithstanding the limitation in Section 13.1 above, no Member shall be deemed to be in breach of this Article XIII if it discloses Confidential Information (a) in the course of any legal or regulatory proceeding pursuant to a lawful demand or if such disclosure is otherwise required by law; provided, that if a Member receives such demand or otherwise believes it is compelled by law to disclose Confidential Information sought by such demand or requirement, such Member shall give notice to the Company and all other Members so as to afford the Company and/or the other Member(s) an opportunity to contest the demand or legal requirement, or (b) to a prospective purchaser that requires such Confidential Information in order to evaluate whether or not to acquire a Membership Interest pursuant to the terms of this Agreement; provided, that such prospective purchaser is obligated by a confidentiality agreement with terms concerning the disclosure and use of Confidential Information at least as restrictive as those herein, and such Member obtains the prior written consent of the other Member, which consent shall not be unreasonably withheld or delayed.

13.3  Use of Confidential Information. Each Member agrees to use Confidential Information to perform its obligations and functions under this Agreement only and for no other purposes. Notwithstanding the foregoing, information that is developed or otherwise in the possession of a Member and subsequently transmitted or contributed by such Member to the Company shall (unless otherwise agreed by such Member) continue to be the Property of such Member and may (unless otherwise agreed by such Member) continue to be used by such Member in the conduct of its business.

13.4  Return of Confidential Information. At the dissolution of the Company or earlier termination of a Member’s Membership Interest, (a) any Confidential Information that has been received or acquired will remain subject to the terms of this Article XIII for a period of seven (7) years, and (b) any documents containing Confidential Information shall either be destroyed by the Receiving Party or returned to the Company or the Disclosing Party, upon request.

13.5  Access to Confidential Information. Each Member shall use its reasonable best efforts to restrict access to the Confidential Information within its organization only to those employees, officers and directors, and advisors (“Recipients”) who have a clear need to know the same for the purpose of this Agreement and operation of the Company, provided that the Receiving Party advises the Recipients of their obligations under this Article XIII and guarantees the adherence of such Recipients to the terms of this Article XIII.

13.6  Proprietary Nature of Information. Any and all Confidential Information disclosed is proprietary and the Disclosing Party reserves full rights to the Confidential Information, remains the sole owner of the Confidential Information and does not assign to the Receiving Party any rights to the Confidential Information.

13.7  Company-Developed Technology.

(a)  It is not intended by the parties hereto that the Company create, develop or discover technology at any time during the term of this Agreement. The Members agree, however, that in the event the Company, independently or in combination with a Member, conceives of any new idea, invention or discovery, excluding any Improvement on Technology licensed to the Company, (“Company Intellectual Property”) shall be owned by the Company and the Members shall cooperate and do those things as may be required to vest in the Company as its sole Property all its Company Intellectual Property.

(b)  Each Member shall disclose promptly and fully to the Company all inventions, improvements or discoveries made, conceived, developed, or first reduced to practice by the Member, either solely or in collaboration with others, during the period of the Member’s association with the Company in any capacity that relate to:

(i)  Any products, research or business of the Company or to tasks assigned to the Member by or on behalf of the Company;

(ii)  Any process, method, apparatus or article useful in connection with the manufacture or development of such products;

(iii)  Anything done on the time or with the facilities of the Company; or

(iv)  Any invention and discovery that relates directly or indirectly to the present or prospective business of the Company.

(c)  Each Member shall assist and cooperate (at the expense of the Company) with the Company in any controversy or legal or administrative proceedings involving or relation to Company Intellectual Property or the registration or protections that might be issued.

ARTICLE XIV. AMENDMENT

14.1  This Agreement may be amended or modified from time to time only by a written instrument adopted and executed by the Members. No Member shall have any vested rights in this Agreement, which may not be modified through an amendment to this Agreement.

ARTICLE XV. MISCELLANEOUS PROVISIONS

15.1  Entire Agreement. This Agreement represents the entire agreement between the Members and the Company.

15.2  Rights of Creditors and Third Parties under Operating Agreement. This Agreement is entered into between the Company and the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Members with respect to any Capital Contribution or otherwise.

15.3  Notices. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be shall be in writing and shall be considered effective when delivered, if by personal delivery, upon receipt, if sent by FAX, which FAX has been telephonically confirmed, between the hours of 9:00 a.m. and 5:00 p.m. local time of the recipient, on a business day, upon delivery, or if not, at 9:00 a.m., local time on the next business day, or upon first attempted delivery after mailing by certified mail, return receipt requested, postage prepaid, addressed to the Member’s and/or Company’s address as it appears in the Company’s records, as appropriate.

15.4  Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

15.5  Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

15.6  Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

15.7  Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

15.8  Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights and parties may have by law, statute, ordinance or otherwise.

15.9  Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

15.10     Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

15.11     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

ARTICLE XVI. DEFINITIONS

16.1  For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)  “Act” means the Illinois Limited Liability Company Act and all amendments to the Act.

(b)  “Additional Capital Contributions” means contributions made based on the Manager’s determination that additional funds are required for operation of the Company, including capital expenditures and debt service.

(c)  “Additional Member” means a Member other than the initial Members listed in Exhibit A who has acquired a Membership Interest in the Company.

(d)  “Affiliate” means any corporation or other entity which controls, is controlled by, or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

(e)  “Agreement” means this Operating Agreement including all amendments adopted in accordance with this Operating Agreement and the Act.

(f)  “Articles” or “Articles of Organization” means the Articles of Organization of the Company as properly adopted and amended from time to time by the Members and filed with the Illinois Secretary of State.

(g)  “Board” or “Board of Directors” means the board established pursuant to Section 5.1 of this Agreement.

(h)  “Business Plan” means the business plan of the Company to be prepared by the Manager under the direction of and subject to the approval of the Board as described in Section 5.7 of this Agreement.

(i)  “Capital Account” means as of any given date, the Capital Contribution to the Company by a Member as adjusted up to the date in question.

(j)  “Capital Contribution” means a Member’s Initial Capital Contribution as provided in Section 7.1 of this Agreement and any Additional Capital Contribution made by any Member as provided in Section 7.2 of this Agreement. .

(k)  “Code” means the Internal Revenue Code of 1986 as amended from time to time. All references here to section of the Code shall include any corresponding provision or provisions of succeeding law.

(l)  “Commitment” means the obligation of a Member to make a Capital Contribution in the future.

(m)  “Company Property” means any Property owned by the Company.

(n)  “Confidential Information” means, without limitation, any and all information, technical knowledge, know-how, business plans, pricing strategies, market designs, trade secrets, product specification, product compositions, data, drawings, sketches, flow sheets, manufacturing processes, quality control specification, communications of a sensitive or private nature relating to or useful in connection with the design, construction and/or operation of any of the Members’ facilities or business, and information that may be learned or acquired during a due diligence examination of a Member and its books, records and other assets or during any negotiation or discussion concerning the subject of this Agreement.

(o)  “Contribution” means any contribution of Property made by or on behalf of a Member as consideration for a Membership Interest.

(p)  “Disposition” or “Dispose” means as it relates to the Membership Interest of any Member, any sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation, or other transfer, absolute or as security or encumbrance (including dispositions by operation of law).

(q)  “Distributable Cash” means all cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company’s business; (iii) such cash Reserves as the Members deem reasonably necessary to the proper operation of the Company’s business; and (iv) such amounts as may be required to satisfy conditions imposed by lenders or other creditors.

(r)  “Distribution” means a transfer of Property to a Member on account of a Membership Interest as described in Article VIII.

(s)  “Effective Date” means the date of the Joint Venture Agreement, unless otherwise agreed in writing by the initial Members.

(t)  “Ethanex” means Ethanex Energy, Inc., a Nevada corporation.

(u)  “Fiscal Year” means the calendar year ending on December 31 of any year.

(v)  “Initial Capital Contribution” means the Capital Contribution agreed to be made by the Members as described in Section 7.1.

(w)  “IPO” means the initial firm-commitment underwritten public offering of Membership Interests, or equity securities into which such Member Interests are converted or for which such Membership Interests are exchanged, pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or pursuant to the foreign equivalent thereof, resulting in the Company, or the successor entity to the Company as the case may be, becoming listed on a public securities exchange.

(x)  “Manager” means the person described in Section 4.1 or any other person or entity that succeeds him in that capacity. The initial Manager shall be the person identified on Exhibit A to this Agreement. References to the Manager as him, her, it, itself, or other like references shall also, where the context so requires, be deemed to include the masculine or feminine reference, as the case may be.

(y)  “Member” means the Members executing this Agreement, any transferee of a Member, or any Additional Member. At any time there is more than one Member, the term “Member” shall mean all Members, and any action that may be taken under this Agreement by the Members may be taken by any Member, provided that any dispute with respect to any action shall be decided by the Members holding eighty-five percent (85%) of the Membership Interests of the Company.

(z)  “Membership” means all of the rights of Members including the right to share in Net Profits, Net Losses and Distributions and the right to participate in certain management decisions of the Company as identified in this Agreement.

(aa)  “Membership Interest” means the term used to indicate a Member’s ownership percentage of the Company. The initial Membership Interest of each Member is set forth on Exhibit B and Exhibit C hereof.

(bb)  “Net Book Value” means at any point in time, the sum of all the assets and liabilities of the Company as recorded in the general ledger.

(cc)  “Net Losses” means for each Fiscal Year, the losses and deductions of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting identified in the Agreement, and as reported, separately or in the aggregate, as appropriate, on the Company’s information tax return filed for federal income tax purposes, plus any expenditures described in the Code.

(dd)  “Net Profits” means for each Fiscal Year, the income and gains of the Company determined in accordance with accounting principles consistently applied from year to year employed under the method of accounting identified in the Agreement, and as reported, separately or in the aggregate, as appropriate, on the Company’s information tax return filed for federal income tax purposes, plus any income described in the Code.

(ee)  “Person” means an individual, trust, estate, firm, corporation, partnership, limited liability company, association or other legal entity.

(ff)  “President/CEO” means the President and Chief Executive Officer of the Company to be appointed by the Manager under the direction and approval of the Board as described in Section 4.5 of this Agreement.

(gg)  “Property” means any property, real or personal, tangible or intangible (including goodwill), including money and any legal or equitable interest in such property, but excluding services and promises to perform services in the future.

(hh)  “Related Agreement” means (i) the Joint Venture Agreement dated September 17, 2006, and the following agreements each to be dated and deemed effective as of the Effective Date: (ii) the Contribution Agreement between Star and the Company, and (iii) the Assignment Agreement between Ethanex and the Company.

(ii)  “Regulations” means the regulation promulgated or issued by the Treasury Department under the Code.

(jj)  “Reserves” means funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Manager for working capital, to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company’s business or as may be required to satisfy conditions imposed by lenders or other creditors.

(kk)  “Star” means Star Ethanol, LLC, an Illinois limited liability company.

(ll)  “Tax Matters Partner” means the Person designated to be the Tax Matters Partner in accordance with Section 9.2 of this Agreement.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, this Operating Agreement of Ethanex Southern Illinois, LLC has been signed and is effective as of September 20, 2006.

COMPANY:

Ethanex Southern Illinois, LLC, an Illinois limited  liability company

By: /s/ Bryan Sherbacow_________
Bryan Sherbacow, Manager

MEMBERS:

/s/ Ronald J. Gerino______________
Star Ethanol, LLC
By: Ronald J. Gerino, Manager

/s/ Albert Knapp_________________
Ethanex Energy, Inc.
By: Albert Knapp,
President and CEO